Consolidated Water Group Acquires Ramey Environmental Compliance, Broadening Presence in Water-Stressed Western U.S.

$4.2 Million All-Cash Transaction Brings Strong Water Services Expertise, and Exceptional Opportunities to Synergistically Expand and Grow the Business

GEORGE TOWN, Cayman Islands, FOUNTAIN VALLEY, Calif., & DENVER, November 6, 2023 -- Consolidated Water Co. Ltd. (NASDAQ Global Select Market: CWCO), a leading developer and operator of advanced water supply and treatment plants, announced that its wholly-owned subsidiary, PERC Water Corporation (PERC), has acquired a 100% ownership interest in Ramey Environmental Compliance (REC) for a total consideration of $4.2 million in cash.

Founded in 1997 by Wayne and Linda Ramey, and headquartered in Frederick, Colorado, near Denver, REC operates and maintains water and wastewater treatment facilities and provides technical services throughout the Rocky Mountains and Eastern Plains of Colorado. REC specializes in helping municipalities and districts comply with environmental regulations and properly manage their precious water resources through a variety of service offerings.

REC currently services more than 100 water and wastewater treatment customers. This acquisition provides a new channel for PERC to expand its existing footprint into additional water-stressed regions across Colorado. More than 22% of the Western U.S. is experiencing drought conditions, with this up more than 51% since October of last year, according to U.S. Drought Monitor.

“Linda and I are excited to join the PERC/CWCO team and will continue to provide award-winning service to our clients in the mountains and Eastern Plains of Colorado as we have done for more than 25 years,” stated REC president, Wayne Ramey. “Although we had considered other options for REC, we were impressed with the PERC/CWCO company culture which, like REC, promotes passion for water treatment, excellent service to its customers and innovation. It is really all about the people and the company culture, and we believe that combining REC with PERC/CWCO was the best choice for all of REC’s stakeholders and preserving our legacy for the long-term.”

REC’s commitment to delivering superior water and wastewater services has won numerous awards over the years, including national recognition for excellence by the EPA. The company’s field staff is professionally certified for the operation, maintenance, and management of a wide variety of types and sizes of water, wastewater and industrial wastewater treatment systems.

Consolidated Water president and CEO, Rick McTaggart, commented: “REC has built a stellar reputation with numerous customers and regulators across Colorado, and has assembled a professional staff that we have come to believe is second to none. Like previous successful transactions that we have completed over the years, we expect that CWCO’s strong financial capabilities and incremental management skills will enable REC to expand its business in this water-stressed and growing area of the United States.”

PERC Water president, Nate Owen, added: “The combination of PERC and REC further broadens our extensive water and wastewater treatment plant operations expertise and market area in the western United States and creates a channel for PERC to pursue design-build projects in the growing Colorado market.

“Colorado’s population has grown at more than twice the rate of the national average over the past decade and newly enacted wastewater treatment regulations are creating design-build opportunities for green field projects as well as necessitating that existing wastewater treatment plants are upgraded to meet stricter nutrient removal requirements. All of us at PERC look forward to working with Wayne, Linda and their world-class staff.”

To learn more about REC, visit recinc.net.

Additional Transaction Details

Additional details about the definitive stock purchase agreement are provided in a Form 8-K, available at www.sec.gov and the Investors section of Consolidated Water’s website at cwco.com.

About Ramey Environmental Compliance

Ramey Environmental Compliance (REC) is a Colorado based company that offers award-winning service in the maintenance and operation of water and wastewater facilities. REC services also include consulting, equipment services and collection services. For more information, visit recinc.net

About PERC Water Corporation

Based in Fountain Valley, California, PERC Water Corporation is an award-winning innovative water infrastructure company that develops, designs, builds, operates and manages water infrastructure throughout the U.S. Established in 1998, its unique project approach results in certainty of cost, schedule, and water quality for its clients. PERC Water can uniquely provide such certainty at an early stage of a project by leveraging its Customized Design Report (CDR™). Its trademarked and award-winning designs allow for an efficient and environmentally sensitive solution to water recycling. PERC Water is a wholly owned subsidiary of Consolidated Water Co. Ltd. For more information about PERC Water, visit percwater.com

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates advanced water supply and treatment plants and water distribution systems. The company designs, builds and operates seawater desalination facilities in the Cayman Islands, The Bahamas and the British Virgin Islands, and designs, builds and operates water treatment and reuse facilities in the United States. The company recently entered the U.S. desalination market with a contract to design, build, operate and maintain a seawater desalination plant in Hawaii.

The company also manufactures and services a wide range of products and provides design, engineering, management, operating and other services applicable to commercial and municipal water production, supply and treatment, and industrial water and wastewater treatment. For more information, visit www.cwco.com.

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